Exhibit 10.31

AMERICAN SPECTRUM REALTY, INC.

1800 EAST DEERE AVENUE

SANTA ANA, CA 92705

August 30, 2001

Villa Redondo, LLC

c/o CGS Real Estate Company, Inc.

1800 East Deere Avenue

Santa Ana, California 92705

                Re:          Agreement and Plan of Merger Between American Spectrum Realty, Inc. and Villa Redondo LLC

Gentlemen:

                The following sets forth our agreement with respect to the Amendment of the Agreement and Plan of Merger (the “Agreement”) dated August 6, 2000.

                In accordance with the Agreement, Villa Redondo LLC (“Villa Redondo”) was to be merged with and into American Spectrum Realty, Inc. or American Spectrum Realty Operating Partnership, L.P. (the “Operating Partnership”).  The parties have determined that it would be in the best interests of the parties if, instead of a merger, American Spectrum Realty, Inc. acquired all of the membership interests of Villa Redondo LLC from CGS Real Estate Company, Inc. (“CGS”), its sole member.   Accordingly, the parties have agreed to amend the Agreement as follows:

                1.             CGS, the sole member of Villa Redondo, will assign all of its right, title and interest in and to all of the membership interests in Villa Redondo to the Operating Partnership.  CGS represents that it owns all of the membership interests in Villa Redondo free and clear of all liens, claims and encumbrances and has full power and authority to execute and deliver this agreement and perform its obligations hereunder.

                2.             The closing of the transfer (“Transfer”), pursuant to the Agreement, shall take place simultaneously with the execution of this letter agreement.

                3.             At the closing, CGS shall deliver to the Operating Partnership an assignment, assigning all of its right, title and interest in and to the membership interests in Villa Redondo to the Operating Partnership.

                4. At the closing, the Operating Partnership shall deliver to CGS certificates certifying that they are the owner of 358,666 Operating Partnership Units in the Operating Partnership, representing the Exchange Value (as defined in the final Prospectus/Consent Solicitation Statement) of Villa Redondo of  $5,380,000 divided by $15.  In the event that the property owned by Villa Redondo LLC is sold prior to the consummation of the Consolidation for a purchase price (after repayment of debt) less than the Exchange Value, then CGS shall return to the Operating Partnership a number of Operating Partnership units equal to the difference between the Exchange Value and such purchase price (after repayment of debt), divided by $15.

                5.             Each of CGS and the Operating Partnership shall execute a signature page to the Operating Partnership Agreement admitting CGS as a partner in the Operating Partnership.

                6.             Each of CGS and the Operating Partnership shall execute all other instruments which may be necessary or desirable to reflect the admission of CGS as a partner in the Operating Partnership and to reflect the admission of the Operating Partnership as the sole member of Villa Redondo.

                7.             Except as modified hereby, the Agreement shall remain in full force and effect.  All defined terms used herein and not otherwise defined shall have the meaning set forth in the Agreement.

                Please confirm your acceptance of and agreement with the foregoing by executing a copy of this letter in the space provided below.

AMERICAN SPECTRUM REALTY
OPERATING PARTNERSHIP, L.P.

BY:	AMERICAN SPECTRUM REALTY, INC.

By:

Accepted and Agreed to as of

this 30th Day of August, 2001

CGS REAL ESTATE COMPANY, INC.

By:

VILLA REDONDO LLC

By:

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